For Immediate Release October 26, 2017 Listed: TSX, NYSE	Symbol: POT

PotashCorp Reports Third-Quarter Earnings of $0.06 per Share

Key Highlights

•	Third-quarter earnings of $0.06 per share,[1] including $0.03 per share related to a non-cash impairment charge in phosphate

•	Record quarterly potash sales volumes

•	Canpotex[2] fully committed for 2017

•	Expect merger of equals with Agrium[3] to close by the end of the fourth quarter of 2017

•	Full-year 2017 earnings guidance range adjusted to $0.48-$0.54 per share, including merger-related costs of $0.08 per share

CEO Commentary

“With strong customer engagement in all key markets, potash fundamentals continued to improve in the third quarter,” said PotashCorp President and Chief Executive Officer Jochen Tilk. “In this environment, we delivered stronger potash results on record quarterly sales volumes and higher price realizations. Importantly, we expect that the rising consumption trends in place today will continue, with the potential for another record shipment year in 2018.

“We have made significant progress related to our merger with Agrium. On the regulatory front, we recently announced that we received clearance in Canada as well as in India – where we have committed to divesting three of our minority shareholdings. With approvals obtained in four jurisdictions and only the U.S. and China remaining, we continue to expect the merger of equals to close by the end of 2017 and are well-positioned to deliver on the strategic benefits and synergy potential of this transaction,” said Tilk.

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) reported third-quarter earnings of $0.06 per share ($53 million) – including a non-cash impairment charge in phosphate of $0.03 per share – bringing the nine-month total to $0.48 per share ($403 million). Results for the quarter were down from the $0.10 per share ($81 million) earned in the third quarter of 2016, while the nine-month total surpassed the $0.33 per share ($277 million) earned in the same period last year.

Gross margin was $230 million for the quarter and $753 million for the first nine months, exceeding 2016 levels of $190 million and $667 million, respectively, primarily due to higher potash contributions that more than offset weaker nitrogen and phosphate results. Cash from operating activities prior to working capital changes4 of $290 million for the quarter and $935 million for the first nine months surpassed last year’s totals of $247 million and $908 million for the same periods.

Investments in Arab Potash Company (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile contributed $35 million to our third-quarter earnings, bringing the total for the first nine months to $132 million. Totals for both the third quarter and first nine months exceeded the respective amounts generated last year, which also included a dividend from Sinofert Holdings Limited (Sinofert) in China. The market value of our investments in these four publicly traded companies was approximately $6.6 billion,5 or $8 per PotashCorp share, at market close on October 25, 2017.

Market Conditions

Global potash prices improved for the fifth consecutive quarter as agronomic need and affordability led to strong demand in all major markets. Shipments to China and India accelerated following contract settlements early in the third quarter while deliveries to Latin America continued at a record pace. In North America, dealers worked to position product in anticipation of a strong fall application season, leading to elevated shipment levels.

In nitrogen, tighter market fundamentals late in the quarter supported a recovery in prices from multi-year lows. This was most evident in urea markets, where seasonally strong demand and lower Chinese exports led to higher prices. Ammonia and UAN prices also strengthened, but remained volatile and well below 2016’s third quarter levels, as new expansions began to ramp up, most notably in the US.

Phosphate fertilizer markets witnessed moderate appreciation during the quarter, supported by stronger engagement from India and weather-related supply outages that offset the impact of competition from increased Chinese exports. While prices for industrial products were relatively flat during the quarter, feed prices remained under pressure due to the impact of increased supply from offshore producers, keeping them well below prior-year levels.

Potash

Potash gross margin of $254 million for the third quarter and $627 million for the first nine months of 2017 surpassed the respective totals of $106 million and $317 million generated in 2016, predominantly due to higher prices, reduced per-tonne costs and increased offshore sales volumes.

Sales volumes for the quarter reached a record 2.9 million tonnes, increasing our total for the first nine months to 7.4 million tonnes. In North America, shipments were 10 percent higher than in 2016’s record third quarter, while offshore shipments were up 14 percent. The majority of Canpotex’s volumes for the quarter were sold to Latin America (30 percent) and Other Asian markets outside of China and India (26 percent), while China and India accounted for 23 percent and 14 percent, respectively.

Our average realized potash price of $179 per tonne in the third quarter exceeded the $150 per tonne realized in the same period last year as prices in all markets continued to strengthen from the lows in 2016.

Manufactured cost of goods sold for the quarter averaged $89 per tonne, down from $106 per tonne in the same period last year, primarily due to increased production and the benefits of optimizing to our lower-cost mines.

Nitrogen

In nitrogen, weaker prices resulted in gross margin of $21 million for the quarter and $186 million for the first nine months, down from $69 million and $306 million, respectively, in 2016. Our Trinidad operations accounted for 60 percent of our quarterly nitrogen gross margin, with our US operations providing the remainder.

Sales volumes of 1.6 million tonnes for the quarter and 4.7 million tonnes for the first nine months were flat compared to the respective periods in 2016.

Our average realized price of $168 per tonne for the third quarter was down from $200 per tonne in the same period last year due to lower realizations for ammonia and nitrogen solutions.

Cost of goods sold for the quarter averaged $157 per tonne, relatively flat compared to third-quarter 2016, as lower natural gas costs in Trinidad were partially offset by increased natural gas costs in the US.

Phosphate

Third-quarter phosphate gross margin of negative $45 million was below the $15 million earned during the same period last year, primarily due to weaker prices and a non-cash impairment charge of $29 million. Negative gross margin of $60 million for the first nine months trailed the $44 million generated in the same period of 2016 when prices for all our phosphate products were higher.

Sales volumes of 0.8 million tonnes for the quarter and 2.0 million tonnes for the first nine months were modest increases from the same periods last year (5 percent and 2 percent, respectively).

Our average realized price for the third quarter was $365 per tonne, below the $385 per tonne realized in the same period last year, largely due to lower prices for feed and industrial products.

Cost of goods sold of $420 per tonne for the quarter exceeded the $366 per tonne in the same period of 2016, mainly due to an impairment of property, plant and equipment at Aurora related to a feed product that we will no longer produce.

Financial

Provincial mining and other taxes for the quarter totaled $47 million, exceeding the $31 million in last year’s corresponding period, primarily due to higher potash prices.

Other expenses of $30 million for the third quarter were principally impacted by foreign exchange losses and transaction costs related to the proposed merger with Agrium. This compared to other income of $5 million in 2016’s third quarter.

Income tax expense of $22 million for the quarter increased from $2 million in the same period last year predominantly due to discrete tax adjustments related to prior years’ provisions.

Potash Market Outlook

We continue to see strong customer engagement in all key potash markets and expect robust demand to continue into 2018. We have maintained our anticipated global shipment range for 2017 at 62-65 million tonnes and, with Canpotex now fully committed for the remainder of the year, we expect this year’s demand to eclipse the previous record.

In North America, demand continues to be robust as growers address nutrient needs and capitalize on strong affordability. We expect total shipments to this market to approach the upper end of our 9.3-9.8 million tonnes range.

With its substantial agronomic need and favorable crop economics, we anticipate deliveries to Latin America will remain on pace to surpass those of 2016, with our full-year shipment total unchanged at 12.0-12.5 million tonnes.

In China, we expect nutrient affordability will continue to drive strong consumption. We maintain our 2017 shipment estimate in the range of 15.5-16.5 million tonnes, a potential record for this market.

We continue to see an improving demand environment in India, supported by significant agronomic need, higher minimum support prices and a favorable monsoon. We now expect deliveries for 2017 near the upper end of our guidance range of 4.0-4.5 million tonnes, an increase from 2016 levels.

In Other Asian markets, we expect supportive palm oil prices and improved moisture conditions will support demand for the remainder of the year and are maintaining our estimated shipment range of 9.0-9.5 million tonnes for the full year, above the 2016 total.

Financial Outlook

With greater clarity on potash markets through the balance of the year, we have narrowed our guidance range for potash sales volumes, to 9.1-9.3 million tonnes, and for gross margin, to $750-$800 million.

In nitrogen, we expect markets to remain volatile in the fourth quarter and anticipate full-year gross margin will be significantly weaker than in 2016. In phosphate, we expect challenging market fundamentals will continue to weigh on our realizations. With these factors in mind, and taking into consideration the third-quarter phosphate impairment charge, we have lowered our combined nitrogen and phosphate gross margin range and now estimate $140-$190 million in 2017, trailing last year’s combined total.

We now anticipate our effective income tax rate to be in a negative range of 2-4 percent, primarily due to discrete tax adjustments.

We have lowered the upper end of our estimates for provincial mining and other taxes and now expect a range of 19-21 percent of potash gross margin for 2017. Further, we have lowered our range for selling and administrative expenses to $215-$225 million and increased our range for finance costs to $230-$240 million.

We have raised the bottom end of our range for income from equity investments and now expect $180-$190 million, primarily due to the strength of SQM earnings.

Due to the recent strength of the Canadian dollar, we have revised our full-year foreign exchange rate assumption to CDN $1.30 per US dollar.

Based on these factors, we have narrowed our full-year 2017 earnings guidance and now estimate $0.48-$0.54 per share. Merger-related costs are now anticipated to be $0.08 per share, with $0.05 per share expected in the fourth quarter.

All annual guidance numbers – including those noted above – are outlined in the table below.

2017 Guidance
Annual earnings per share	$0.48-$0.54
Potash sales volumes	9.1-9.3 million tonnes
Potash gross margin	$750-$800 million
Nitrogen and phosphate gross margin	$140-$190 million
Capital expenditures*	~$600 million
Effective tax rate	Negative 2-4 percent
Provincial mining and other taxes**	19-21 percent
Selling and administrative expenses	$215-$225 million
Finance costs	$230-$240 million
Income from equity investments***	$180-$190 million
Annual foreign exchange rate assumption	CDN$1.30 per US$
Annual EPS sensitivity to foreign exchange	US$ strengthens vs. CDN$ by $0.02 = +$0.01 EPS
Annual EPS sensitivity to potash prices	Increases by $20 per tonne = +$0.14 EPS

*	Does not include capitalized interest
**	As a percentage of potash gross margin
***	Includes income from dividends and share of equity earnings

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. Canpotex Limited (Canpotex), the offshore marketing company for PotashCorp and two other Saskatchewan potash producers.

3. Agrium Inc. (Agrium)

4. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information.”

5. Market value of PotashCorp’s investment in Sociedad Quimica y Minera de Chile S.A. calculated using last traded price of B shares.

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors	Media
Denita Stann	Randy Burton
Senior Vice President, Investor and Public Relations	Director, Public Relations and Communications
Phone: (306) 933-8521	Phone: (306) 933-8849
Fax: (306) 933-8844	Fax: (306) 933-8844
Email: ir@potashcorp.com	Email: pr@potashcorp.com
Website: www.potashcorp.com

This release contains “forward-looking statements” (within the meaning of the US Private Securities Litigation Reform Act of 1995) or “forward-looking information” (within the meaning of applicable Canadian securities legislation) that relate to future events or our future performance. These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should,” “could,” “expect,” “forecast,” “may,” “anticipate,” “believe,” “intend,” “estimates,” “plans” and similar expressions. These statements are based on certain factors and assumptions as set forth in this document, including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, including the completion of the proposed merger of equals with

Agrium, and effective tax rates. While we consider these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause our actual results or events to differ materially from those expressed in forward-looking statements including, but not limited to, the following: our proposed merger of equals transaction with Agrium, including the failure to satisfy all required conditions, including required regulatory approvals, or to satisfy or obtain waivers with respect to all other closing conditions in a timely manner and on favorable terms or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the arrangement agreement; certain costs that we may incur in connection with the proposed merger of equals; certain restrictions in the arrangement agreement on our ability to take action outside the ordinary course of business without the consent of Agrium; the effect of the announcement of the proposed merger of equals on our ability to retain customers, suppliers and personnel and on our operating future business and operations generally; risks related to diversion of management time from ongoing business operations due to the proposed merger of equals; failure to realize the anticipated benefits of the proposed merger of equals and to successfully integrate Agrium and PotashCorp; the risk that our credit ratings may be downgraded or there may be adverse conditions in the credit markets; any significant impairment of the carrying value of certain assets; variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur and petrochemical markets; changes in competitive pressures, including pricing pressures; risks and uncertainties related to any operating and workforce changes made in response to our industry and the markets we serve, including mine and inventory shutdowns; adverse or uncertain economic conditions and changes in credit and financial markets; economic and political uncertainty around the world; changes in capital markets; the results of sales contract negotiations within major markets; unexpected or adverse weather conditions; risks related to reputational loss; the occurrence of a major safety incident; inadequate insurance coverage for a significant liability; our inability to obtain relevant permits for our operations; catastrophic events or malicious acts, including terrorism; certain complications that may arise in our mining process, including water inflows; risks and uncertainties related to our international operations and assets; our ownership of non-controlling equity interests in other companies; our prospects to reinvest capital in strategic opportunities and acquisitions; risks associated with natural gas and other hedging activities; security risks related to our information technology systems; imprecision in reserve estimates; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; changes in, and the effects of, government policies and regulations; earnings and the decisions of taxing authorities which could affect our effective tax rates; increases in the price or reduced availability of the raw materials that we use; our ability to attract, develop, engage and retain skilled employees; strikes or other forms of work stoppage or slowdowns; rates of return on, and the risks associated with, our investments and capital expenditures; timing and impact of capital expenditures; the impact of further innovation; adverse developments in pending or future legal proceedings or government investigations; and violations of our governance and compliance policies. These risks and uncertainties are discussed in more detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Results and Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other documents and reports subsequently filed by us with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as of the date hereof and we disclaim any obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, October 26, 2017 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US	1-866-438-1126
	-	From Elsewhere	1-778-328-1919

Live Webcast:		Visit www.potashcorp.com
Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except as otherwise noted)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Sales (Note 2)	$ 1,234	$ 1,136	$ 3,466	$ 3,398
Freight, transportation and distribution	(172)	(154)	(421)	(405)
Cost of goods sold	(832)	(792)	(2,292)	(2,326)
Gross Margin	230	190	753	667
Selling and administrative expenses	(56)	(59)	(154)	(167)
Provincial mining and other taxes	(47)	(31)	(125)	(88)
Share of earnings of equity-accounted investees	33	25	121	74
Dividend income	5	8	17	24
Impairment of available-for-sale investment	—	—	—	(10)
Other (expenses) income (Note 3)	(30)	5	(56)	(4)
Operating Income	135	138	556	496
Finance costs	(60)	(55)	(180)	(161)
Income Before Income Taxes	75	83	376	335
Income tax (expense) recovery (Note 4)	(22)	(2)	27	(58)
Net Income	$ 53	$ 81	$ 403	$ 277

Net Income per Share
Basic	$ 0.06	$ 0.10	$ 0.48	$ 0.33
Diluted	$ 0.06	$ 0.10	$ 0.48	$ 0.33

Dividends Declared per Share	$ 0.10	$ 0.10	$ 0.30	$ 0.60

Weighted Average Shares Outstanding
Basic	840,137,000	839,570,000	840,037,000	838,661,000
Diluted	840,301,000	840,045,000	840,202,000	839,376,000

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(Net of related income taxes)	2017	2016	2017	2016

Net Income	$53	$81	$403	$277
Other comprehensive income (loss)
Items that will not be reclassified to net income:
Net actuarial loss on defined benefit plans (1)	—	—	—	(103)
Items that have been or may be subsequently reclassified to net income:
Available-for-sale investments (2)
Net fair value gain (loss) during the period	35	15	128	(88)
Cash flow hedges
Net fair value loss during the period (3)	(1)	(5)	(8)	(2)
Reclassification to income of net loss (4)	9	11	28	39
Other	(1)	—	2	2
Other Comprehensive Income (Loss)	42	21	150	(152)
Comprehensive Income	$95	$102	$553	$125

(1)	Net of income taxes of $NIL (2016 - $NIL) for the three months ended September 30, 2017 and $NIL (2016 - $60) for the nine months ended September 30, 2017.
(2)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. (“ICL”), Sinofert Holdings Limited (“Sinofert”) and other.
(3)	Cash flow hedges are comprised of natural gas derivative instruments and treasury lock derivatives and were net of income taxes of $NIL (2016 - $2) for the three months ended September 30, 2017 and $4 (2016 - $NIL) for the nine months ended September 30, 2017.
(4)	Net of income taxes of $(4) (2016 - $(6)) for the three months ended September 30, 2017 and $(15) (2016 - $(22)) for the nine months ended September 30, 2017.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016

Operating Activities
Net income	$53	$81	$403	$277
Adjustments to reconcile net income to cash provided by operating activities (Note 5)	237	166	532	631
Changes in non-cash operating working capital (Note 5)	3	48	(91)	(1)
Cash provided by operating activities	293	295	844	907

Investing Activities
Additions to property, plant and equipment	(170)	(191)	(431)	(648)
Other assets and intangible assets	—	(1)	(1)	(10)
Cash used in investing activities	(170)	(192)	(432)	(658)

Financing Activities
Finance costs on long-term debt obligations	—	—	(1)	(4)
(Repayment of) proceeds from short-term debt obligations	(39)	115	(99)	519
Dividends	(84)	(208)	(248)	(727)
Issuance of common shares	—	—	1	25
Cash used in financing activities	(123)	(93)	(347)	(187)
Increase in Cash and Cash Equivalents	—	10	65	62
Cash and Cash Equivalents, Beginning of Period	97	143	32	91
Cash and Cash Equivalents, End of Period	$97	$153	$97	$153

Cash and cash equivalents comprised of:
Cash	$31	$48	$31	$48
Short-term investments	66	105	66	105
	$97	$153	$97	$153

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Shareholders' Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive (Loss) Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net (loss) gain on derivatives designated as cash flow hedges	Other	Total Accumulated Other Comprehensive (Loss) Income	Retained Earnings	Total Equity

Balance - December 31, 2016	$1,798	$222	$43	$(60)	$(8)	$(25)	$6,204	$8,199
Net income	—	—	—	—	—	—	403	403
Other comprehensive income	—	—	128	20	2	150	—	150
Dividends declared	—	—	—	—	—	—	(252)	(252)
Effect of share-based compensation including issuance of common shares	2	6	—	—	—	—	—	8
Shares issued for dividend reinvestment plan	5	—	—	—	—	—	—	5
Balance - September 30, 2017	$1,805	$228	$171	$(40)	$(6)	$125	$6,355	$8,513

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

As at	September 30 2017	December 31 2016

Assets
Current assets
Cash and cash equivalents	$97	$32
Receivables	617	545
Inventories	753	768
Prepaid expenses and other current assets	55	49
	1,522	1,394
Non-current assets
Property, plant and equipment	13,179	13,318
Investments in equity-accounted investees	1,176	1,173
Available-for-sale investments	1,068	940
Other assets	237	250
Intangible assets	169	180
Total Assets	$17,351	$17,255

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$785	$884
Payables and accrued charges	715	772
Current portion of derivative instrument liabilities	35	41
	1,535	1,697
Non-current liabilities
Long-term debt	3,709	3,707
Derivative instrument liabilities	38	56
Deferred income tax liabilities	2,375	2,463
Pension and other post-retirement benefit liabilities	492	443
Asset retirement obligations and accrued environmental costs	632	643
Other non-current liabilities and deferred credits	57	47
Total Liabilities	8,838	9,056

Shareholders’ Equity
Share capital Share capital	1,805	1,798
Unlimited authorization of common shares without par value; issued and outstanding 840,163,998 and 839,790,379 at September 30, 2017 and December 31, 2016, respectively
Contributed surplus	228	222
Accumulated other comprehensive income (loss)	125	(25)
Retained earnings	6,355	6,204
Total Shareholders’ Equity	8,513	8,199
Total Liabilities and Shareholders’ Equity	$17,351	$17,255

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2017

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms a crop nutrient and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The accounting policies and methods of computation used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2016 annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2016 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in October 2017.

In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. The accounting policies of the segments are the same as those described in Note 1. Inter-segment sales are made under terms that approximate market value.

	Three Months Ended September 30, 2017
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$595	$288	$351	$—	$1,234
Freight, transportation and distribution - third party	(85)	(33)	(54)	—	(172)
Net sales - third party	510	255	297	—
Cost of goods sold - third party	(256)	(240)	(336)	—	(832)
Margin (cost) on inter-segment sales (1)	—	6	(6)	—	—
Gross margin	254	21	(45)	—	230
Items included in cost of goods sold, selling and administrative or other expenses:
Depreciation and amortization	(72)	(47)	(52)	(9)	(180)
Impairment of property, plant and equipment	—	—	(29)	—	(29)
Cash outflows for additions to property, plant and equipment	56	70	43	1	170

(1)	Inter-segment net sales were $15.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2017

(in millions of US dollars except as otherwise noted)

(unaudited)

2. Segment Information (continued)

	Three Months Ended September 30, 2016

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$453	$333	$350	$—	$1,136
Freight, transportation and distribution - third party	(73)	(28)	(53)	—	(154)
Net sales - third party	380	305	297	—
Cost of goods sold - third party	(274)	(243)	(275)	—	(792)
Margin (cost) on inter-segment sales (1)	—	7	(7)	—	—
Gross margin	106	69	15	—	190
Items included in cost of goods sold, selling and administrative or other expenses:
Depreciation and amortization	(59)	(53)	(53)	(18)	(183)
Cash outflows for additions to property, plant and equipment	94	44	54	(1)	191

(1)	Inter-segment net sales were $14.

	Nine Months Ended September 30, 2017

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$1,485	$1,047	$934	$—	$3,466
Freight, transportation and distribution - third party	(199)	(97)	(125)	—	(421)
Net sales - third party	1,286	950	809	—
Cost of goods sold - third party	(659)	(789)	(844)	—	(2,292)
Margin (cost) on inter-segment sales (1)	—	25	(25)	—	—
Gross margin	627	186	(60)	—	753
Items included in cost of goods sold, selling and administrative or other expenses:
Depreciation and amortization	(183)	(144)	(166)	(27)	(520)
Impairment of property, plant and equipment	—	—	(29)	—	(29)
Cash outflows for additions to property, plant and equipment	137	143	145	6	431

(1)	Inter-segment net sales were $54.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2017

(in millions of US dollars except as otherwise noted)

(unaudited)

2. Segment Information (continued)

	Nine Months Ended September 30, 2016

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$1,227	$1,144	$1,027	$—	$3,398
Freight, transportation and distribution - third party	(196)	(88)	(121)	—	(405)
Net sales - third party	1,031	1,056	906	—
Cost of goods sold - third party	(714)	(777)	(835)	—	(2,326)
Margin (cost) on inter-segment sales (1)	—	27	(27)	—	—
Gross margin	317	306	44	—	667
Items included in cost of goods sold, selling and administrative or other expenses:
Depreciation and amortization	(159)	(159)	(165)	(35)	(518)
Share of Canpotex’s (2) Prince Rupert project exit costs	(33)	—	—	—	(33)
Termination benefit costs	(32)	—	—	—	(32)
Impairment of property, plant and equipment	—	—	(27)	—	(27)
Cash outflows for additions to property, plant and equipment	259	178	142	69	648

(1)	Inter-segment net sales were $48.
(2)	Canpotex Limited ("Canpotex").

3. Other (Expenses) Income

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016

Foreign exchange (loss) gain	$(14)	$5	$(22)	$(14)
Proposed Transaction costs (Note 7)	(10)	—	(33)	—
Other (expenses) income	(6)	—	(1)	10
	$(30)	$5	$(56)	$(4)

4. Income Tax (Expense) Recovery

A separate estimated average annual effective tax rate was determined for each taxing jurisdiction and applied individually to the pre-tax income of each jurisdiction.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016

Income tax (expense) recovery	$(22)	$(2)	$27	$(58)
Actual effective tax rate on ordinary earnings	17%	16%	10%	20%
Actual effective tax rate including discrete items	29%	2%	-7%	17%
Discrete tax adjustments that impacted the tax rate	$(9)	$11	$67	$11

Significant items to note include the following:

• The actual effective tax rate on ordinary earnings decreased for the nine months ended September 30, 2017 compared to the same period last year due to different weightings between jurisdictions, most notably a decline in the United States partially offset by an increase in Canada.

• In the second quarter of 2017, a discrete deferred tax recovery of $68 was recorded as a result of a Saskatchewan income tax rate decrease. This decreased the actual effective tax rate including discrete items for the nine months ended September 30, 2017 by 18 percentage points.

• In the second quarter of 2016, a $10 discrete non-tax deductible impairment of the company’s available-for-sale investment in Sinofert was recorded. This increased the actual effective tax rate including discrete items for the nine months ended September 30, 2016 by one percentage point.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2017

(in millions of US dollars except as otherwise noted)

(unaudited)

5. Consolidated Statements of Cash Flow

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016

Reconciliation of cash provided by operating activities
Net income	$53	$81	$403	$277
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	180	183	520	518
Impairment of property, plant and equipment	29	—	29	27
Net distributed (undistributed) earnings of equity-accounted investees	1	(23)	(1)	21
Impairment of available-for-sale investment	—	—	—	10
Share-based compensation	2	3	9	8
(Recovery of) provision for deferred income tax	(3)	6	(99)	5
Pension and other post-retirement benefits	17	8	50	36
Asset retirement obligations and accrued environmental costs	1	(12)	3	13
Other long-term liabilities and miscellaneous	10	1	21	(7)
Subtotal of adjustments	237	166	532	631

Changes in non-cash operating working capital
Receivables	(126)	(66)	(88)	79
Inventories	72	63	14	20
Prepaid expenses and other current assets	11	6	(3)	9
Payables and accrued charges	46	45	(14)	(109)
Subtotal of changes in non-cash operating working capital	3	48	(91)	(1)
Cash provided by operating activities	$293	$295	$844	$907

Supplemental cash flow disclosure
Interest paid	$30	$31	$133	$124
Income taxes paid (recovered)	$14	$(3)	$67	$43

6. Share-Based Compensation

During the three and nine months ended September 30, 2017, the company issued stock options and performance share units (“PSUs”) to eligible employees under the 2016 Long-Term Incentive Plan (“LTIP”). Information on stock options and PSUs is summarized below:

	LTIP		Expense for all employee share-based compensation plans
	Units Granted in 2017	Units Outstanding as at September 30, 2017	Three Months Ended		Nine Months Ended
			September 30		September 30
			2017	2016	2017	2016

Stock options	1,482,829	4,503,104	$1	$2	$6	$8
Share-settled PSUs	555,918	935,570	2	1	4	3
Cash-settled PSUs	858,684	1,561,678	6	3	8	7
			$9	$6	$18	$18

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2017

(in millions of US dollars except as otherwise noted)

(unaudited)

6. Share-Based Compensation (continued)

Weighted average grant date fair value per unit for stock options and share-settled PSUs granted during 2017 was $4.36 and $19.93, respectively.

Stock Options

Under the LTIP, stock options generally vest and become exercisable on the third anniversary of the grant date, subject to continuous employment or retirement, and have a maximum term of 10 years. The weighted average fair value of stock options granted was estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Exercise price per option	$18.71
Expected annual dividend per share	$0.40
Expected volatility	29%
Risk-free interest rate	1.67%
Expected life of options	5.7 years

Performance Share Units

PSUs granted under the LTIP in 2017 vest based on the achievement of performance metrics, over three years, comprising 1) the relative ranking of the company’s total shareholder return compared with a specified peer group using a Monte Carlo simulation and 2) the outcome of the company’s cash flow return on investment compared with its weighted average cost of capital. Compensation cost is measured based on 1) the grant date fair value of the units, adjusted for the company’s best estimate of the outcome of non-market vesting conditions (1) at the end of each period for share-settled PSUs and 2) period-end fair value of the awards for cash-settled PSUs. PSUs granted under the LTIP settle in shares for grantees who are subject to the company’s share ownership guidelines and in cash for all other grantees.

(1)	The company’s cash flow return on investment compared with its weighted average cost of capital is a non-market vesting condition as performance is not tied to the company’s share price or relative share price.

7. Proposed Transaction with Agrium Inc.

On September 11, 2016, the company entered into an Arrangement Agreement with Agrium Inc. (“Agrium”) pursuant to which the company and Agrium have agreed to combine their businesses (the “Proposed Transaction”) in a merger of equals transaction to be implemented by way of a plan of arrangement under the Canada Business Corporations Act. On November 3, 2016, the Proposed Transaction was overwhelmingly approved by shareholders of both companies. On November 7, 2016, the Ontario Superior Court of Justice issued a final order approving the Proposed Transaction. The companies have since received unconditional regulatory clearance in Canada, Brazil and Russia and conditional approval from India requiring PotashCorp’s commitment to divest its minority shareholdings in Arab Potash Company (“APC”), ICL and Sociedad Quimica y Minera de Chile S.A. (“SQM”) within a period of 18 months from October 18, 2017. The regulatory review and approval process continues in the U.S. and China. Upon the closing of the Proposed Transaction, the new parent company will be named Nutrien Ltd. (“Nutrien”). The Proposed Transaction is currently anticipated to be completed by the end of the fourth quarter of 2017 and is subject to customary closing conditions, including remaining regulatory approvals.

Upon the closing of the Proposed Transaction, the company and Agrium will become indirect, wholly owned subsidiaries of Nutrien. PotashCorp shareholders will own approximately 52 percent of Nutrien, and Agrium shareholders will own approximately 48 percent.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016

Potash Sales (tonnes - thousands)
Manufactured Product
North America	1,123	1,019	2,633	2,647
Offshore	1,727	1,511	4,756	3,788
Manufactured Product	2,850	2,530	7,389	6,435

Potash Net Sales
(US $ millions)
Sales	$595	$453	$1,485	$1,227
Freight, transportation and distribution	(85)	(73)	(199)	(196)
Net Sales	$510	$380	$1,286	$1,031

Manufactured Product
North America	$220	$158	$518	$463
Offshore	290	221	764	561
Other miscellaneous and purchased product	—	1	4	7
Net Sales	$510	$380	$1,286	$1,031

Manufactured Product
Average Realized Sales Price per Tonne
North America	$195	$155	$197	$175
Offshore	$168	$146	$161	$148
Average	$179	$150	$173	$159
Cost of Goods Sold per Tonne	$(89)	$(106)	$(87)	$(107)
Gross Margin per Tonne	$90	$44	$86	$52

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016

Average Natural Gas Cost in Production per MMBtu	$2.92	$3.26	$3.39	$3.32
Nitrogen Sales (tonnes - thousands)
Manufactured Product
Ammonia (1)	552	576	1,700	1,720
Urea	270	290	883	857
Solutions/Nitric acid/Ammonium nitrate	751	700	2,151	2,160
Manufactured Product	1,573	1,566	4,734	4,737

Fertilizer sales tonnes (1)	605	542	1,897	1,755
Industrial/Feed sales tonnes	968	1,024	2,837	2,982
Manufactured Product	1,573	1,566	4,734	4,737

Nitrogen Net Sales
(US $ millions)
Sales - third party	$288	$333	$1,047	$1,144
Freight, transportation and distribution - third party	(33)	(28)	(97)	(88)
Net sales - third party	255	305	950	1,056
Inter-segment net sales	15	14	54	48
Net Sales	$270	$319	$1,004	$1,104

Manufactured Product
Ammonia (2)	$108	$145	$448	$510
Urea	62	66	220	223
Solutions/Nitric acid/Ammonium nitrate	95	103	311	355
Other miscellaneous and purchased product (3)	5	5	25	16
Net Sales	$270	$319	$1,004	$1,104

Fertilizer net sales (2)	$106	$100	$407	$402
Industrial/Feed net sales	159	213	572	686
Other miscellaneous and purchased product (3)	5	6	25	16
Net Sales	$270	$319	$1,004	$1,104

Manufactured Product
Average Realized Sales Price per Tonne
Ammonia	$195	$252	$264	$296
Urea	$230	$226	$250	$260
Solutions/Nitric acid/Ammonium nitrate	$127	$148	$144	$165
Average	$168	$200	$207	$230
Fertilizer average price per Tonne	$176	$187	$215	$229
Industrial/Feed average price per Tonne	$164	$208	$202	$230
Average	$168	$200	$207	$230
Cost of Goods Sold per Tonne	$(157)	$(158)	$(170)	$(168)
Gross Margin per Tonne	$11	$42	$37	$62

(1) Includes inter-segment ammonia sales (tonnes - thousands)	46	37	141	116
(2) Includes inter-segment ammonia net sales	$15	$13	$54	$47
(3) Includes inter-segment other miscellaneous and purchased product net sales	$—	$1	$—	$1

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016

Phosphate Sales (tonnes - thousands)
Manufactured Product
Fertilizer	559	537	1,275	1,248
Feed and Industrial	250	232	763	750
Manufactured Product	809	769	2,038	1,998

Phosphate Net Sales
(US $ millions)
Sales	$351	$350	$934	$1,027
Freight, transportation and distribution	(54)	(53)	(125)	(121)
Net Sales	$297	$297	$809	$906

Manufactured Product
Fertilizer	$174	$168	$427	$467
Feed and Industrial	121	128	378	435
Other miscellaneous and purchased product	2	1	4	4
Net Sales	$297	$297	$809	$906

Manufactured Product
Average Realized Sales Price per Tonne
Fertilizer	$311	$313	$335	$374
Feed and Industrial	$486	$554	$496	$580
Average	$365	$385	$395	$451
Cost of Goods Sold per Tonne	$(420)	$(366)	$(425)	$(430)
Gross Margin per Tonne	$(55)	$19	$(30)	$21

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

			2017	2016

December 31				1.3427
September 30			1.2480	1.3117
Third-quarter average conversion rate			1.2864	1.2980

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016

Production
Potash production (KCl Tonnes - thousands)	2,134	1,557	7,376	6,060
Potash shutdown weeks (1)	12	8	24	21
Nitrogen production (N Tonnes - thousands)	749	799	2,248	2,359
Ammonia operating rate	84%	90%	84%	88%
Phosphate production (P2O5 Tonnes - thousands)	392	399	1,106	1,107
Phosphate P2O5 operating rate	82%	84%	78%	78%

Shareholders
PotashCorp's total shareholder return	19%	2%	9%	1%

Customers
Product tonnes involved in customer complaints (thousands)	1	21	32	83

Community
Taxes and royalties ($ millions) (2)	92	40	266	199

Employees
Annualized employee turnover rate	4%	3%	4%	3%

Safety
Total recordable injury rate (3)	0.77	0.92	0.85	0.92

Environment
Environmental incidents (4)	1	5	6	17

As at			September 30 2017	December 31 2016

Number of employees
Potash			2,241	2,331
Nitrogen			854	823
Phosphate			1,558	1,515
Other			452	461
Total			5,105	5,130

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates and planned routine annual maintenance shutdowns and announced workforce reductions.
(2)	Taxes and royalties = current income tax expense - investment tax credits - realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).
(3)	Total recordable injuries for every 200,000 hours worked for all PotashCorp employees, contractors and others on site. Calculated as the total recordable injuries multiplied by 200,000 hours worked divided by the actual number of hours worked.
(4)	Number of incidents, includes reportable quantity releases, permit non-compliance and Canadian reportable releases. Calculated as: reportable quantity releases (a release whose quantity equals or exceeds the US Environmental Protection Agency’s notification level and is reportable to the National Response Center (NRC)) + permit non-compliance (an exceedance of a federal, state, provincial or local permit condition or regulatory limit) + Canadian reportable releases (an unconfined spill or release into the environment).

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, cash flows or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess operational performance and as a component of employee remuneration. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and "adjusted EBITDA" to net income and "adjusted EBITDA margin" to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016

Net income	$53	$81	$403	$277
Finance costs	60	55	180	161
Income tax expense (recovery)	22	2	(27)	58
Depreciation and amortization	180	183	520	518
EBITDA	$315	$321	$1,076	$1,014
Share of Canpotex's Prince Rupert project exit costs	—	—	—	33
Termination benefit costs	—	—	—	32
Impairment of property, plant and equipment	29	—	29	27
Impairment of available-for-sale investment	—	—	—	10
Proposed Transaction costs	10	8	33	8
Adjusted EBITDA	$354	$329	$1,138	$1,124

EBITDA is calculated as net income before finance costs, income tax expense (recovery), and depreciation and amortization. Adjusted EBITDA is calculated as net income before finance costs, income tax expense (recovery), depreciation and amortization, exit costs, termination benefit costs, certain impairment charges and Proposed Transaction costs. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items that primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company's business, the charges associated with impairments, exit costs, termination costs, or Proposed Transaction costs. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016

Sales	$1,234	$1,136	$3,466	$3,398
Freight, transportation and distribution	(172)	(154)	(421)	(405)
Net sales	$1,062	$982	$3,045	$2,993

Net income as a percentage of sales	4%	7%	12%	8%
Adjusted EBITDA margin	33%	34%	37%	38%

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information

(in millions of US dollars)

(unaudited)

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing adjusted EBITDA to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes earnings from equity investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016

Cash flow prior to working capital changes	$290	$247	$935	$908
Changes in non-cash operating working capital
Receivables	(126)	(66)	(88)	79
Inventories	72	63	14	20
Prepaid expenses and other current assets	11	6	(3)	9
Payables and accrued charges	46	45	(14)	(109)
Changes in non-cash operating working capital	3	48	(91)	(1)
Cash provided by operating activities	$293	$295	$844	$907
Additions to property, plant and equipment	(170)	(191)	(431)	(648)
Other assets and intangible assets	—	(1)	(1)	(10)
Changes in non-cash operating working capital	(3)	(48)	91	1
Free cash flow	$120	$55	$503	$250

Management uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information

(in millions of US dollars)

(unaudited)

C.	ITEMS INCLUDED IN GROSS MARGIN

	Three Months Ended September 30, 2017
	Potash	Nitrogen	Phosphate	Consolidated

Gross margin	$254	$21	$(45)	$230
Items included in the above:
Impairment of property, plant and equipment	—	—	(29)	(29)

	Three Months Ended September 30, 2016
	Potash	Nitrogen	Phosphate	Consolidated

Gross margin	$106	$69	$15	$190
No items included in the above to note.

	Nine Months Ended September 30, 2017
	Potash	Nitrogen	Phosphate	Consolidated

Gross margin	$627	$186	$(60)	$753
Items included in the above:
Impairment of property, plant and equipment	—	—	(29)	(29)

	Nine Months Ended September 30, 2016
	Potash	Nitrogen	Phosphate	Consolidated

Gross margin	$317	$306	$44	$667
Items included in the above:
Share of Canpotex’s Prince Rupert project exit costs	(33)	—	—	(33)
Termination benefit costs	(32)	—	—	(32)
Impairment of property, plant and equipment	—	—	(27)	(27)